UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2007

Power Integrations, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-23441	94-3065014
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5245 Hellyer Avenue

San Jose, California 95138-1002

(Address of principal executive offices)

(408) 414-9200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Power Integrations, Inc. (the “Company”) has distributed to its stockholders a proxy statement for its 2007 Annual Meeting of Stockholders to be held on November 7, 2007. Proposal 3 included in the proxy statement relates to approval of the Company’s 2007 Equity Incentive Plan (the “2007 Plan”), as set forth in the proxy statement.

The 2007 Plan currently provides that: (i) if shares of common stock subject to a stock award are not delivered to a participant because such shares are withheld for the payment of taxes, (ii) a stock award is exercised through a reduction of shares subject to the stock award (i.e., “net exercised”), or (iii) an appreciation distribution in respect of a stock appreciation right is paid in shares of common stock, then the number of shares subject to the stock award that are not delivered to the participant will remain available for subsequent issuance under the 2007 Plan. In addition, the 2007 Plan currently provides that if the exercise price of any stock award is satisfied by tendering shares of common stock held by a participant (either by actual delivery or attestation), then the number of shares so tendered will remain available for issuance under the Plan.

The Company will amend the 2007 Plan to provide that: (i) if shares of common stock subject to a stock award are not delivered to a participant because such shares are withheld for the payment of taxes, (ii) a stock award is exercised through a reduction of shares subject to the stock award (i.e., “net exercised”), or (iii) an appreciation distribution in respect of a stock appreciation right is paid in shares of common stock, then the number of shares subject to the stock award that are not delivered to the participant will not remain available for subsequent issuance under the 2007 Plan. In addition, the Company will amend the 2007 Plan to provide that if the exercise price of a stock award is satisfied by tendering shares of common stock held by a participant (either by actual delivery or attestation), then the number of shares so tendered will not remain available for issuance under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Power Integrations, Inc.

By:	/s/ Rafael Torres
	Name:	Rafael Torres
	Title:	Chief Financial Officer

Dated: October 30, 2007